EXHIBIT 10.9


$200,000                    Fort Lauderdale, Florida               July 7, 2000


                                 PROMISSORY NOTE


For value received, the undersigned Streicher Mobile Fueling, Inc., a Florida corporation ("Maker"), promises to pay in lawful money of the United States of America to the order of C. Rodney O'Connor ("Holder"), the principal sum of Two Hundred Thousand and 00/100 Dollars ($200,000.00), together with interest thereon from the date hereof at the rate of two percent (2%) over the Prime Rate, as announced from time to time by Bank Atlantic, Ft. Lauderdale, Florida, per annum on the unpaid balance.

Principal and interest shall be due in a single payment one year from the date of this Promissory Note, except that Holder may demand payment at any time.

All payments shall be made to holder at 640 Fifth Avenue, 15th Floor, New York, NY 10019, or at such further address as Holder may notify Maker. Maker may prepay all or any portion of the obligation evidenced hereby at any time without premium or penalty.

Maker expressly waives presentment, protest, demand, notice of dishonor or default, and notice of every other kind and type with respect to this Promissory Note and default hereunder. Holder's failure to accelerate or take any other permitted action under this Promissory Note shall not operate as a waiver of Holder's rights thereunder.

This Promissory Note shall be construed under the laws of the State of Florida, and venue for any action hereunder shall lie in the County in Broward County, Florida. Maker agrees to pay the costs of collection, including a reasonable attorney's fee.

                                 STREICHER MOBILE FUELING, INC.
                                      a Florida corporation



                                 By: /s/ Walter B. Barrett
                                     -------------------------------------------
                                     Walter B. Barrett, Vice President, Finance